Exhibit 99.1

Kandi Obtains Complete Victory in Two Lawsuits in Missouri

JINHUA, China, August 1, 2013 (GLOBE NEWSWIRE) -- Kandi Technologies Group, Inc. (the 'Company' or 'Kandi') (KNDI) today announced that the Company and its wholly owned subsidiary Zhejiang Kandi Vehicles Co, Ltd. (the "Kandi Vehicles") obtained complete victories in two cases of GRIFFIN v. SUNL GROUP, et al., and ELDER v. SUNL GROUP, et al. in the Circuit Court of Ripley County of the State of Missouri (the "Court") in which the Company and Kandi Vehicles were defendants.

The final orders and judgments were entered by the Court on July 29, 2013 pursuant to the jury verdicts rendered on July 17, 2013 after an eight day jury trial from July 8th to July 17th, 2013 in Ripley County, Missouri. The verdicts were unanimous decisions by the 12 person jury that agreed the Company and Kandi Vehicles should not be held liable for the plaintiffs' claims.

According to the Court orders and judgments, the costs of defendants Kandi Vehicles and Kandi shall be taxed to plaintiffs.

"We applaud the jury's decision and the court of justice. We have believed that the United States of America is a nation of laws. As long as we respect and obey the laws strictly, our company will be protected by the laws. " Mr. Hu the Chairman and CEO of the Company said.

About Kandi Technologies Group, Inc.

Kandi Technologies Group, Inc. (KNDI), headquartered in Jinhua, Zhejiang Province, is engaged in the research and development, manufacturing and sales of various vehicles. Kandi has established itself as the one of the world's largest manufacturer of pure electric vehicles (EVs), Go-Kart vehicles, and tricycle and utility vehicles (UTVs), among others. More information can be viewed at its corporate website is http://www.kandivehicle.com.

Safe Harbor Statement

This press release contains certain statements that may include "forward-looking statements." All statements other than statements of historical fact included herein are "forward-looking statements." These forward-looking statements are often identified by the use of forward-looking terminology such as "believes," "expects" or similar expressions, involving known and unknown risks and uncertainties. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including the risk factors discussed in the Company's periodic reports that are filed with the Securities and Exchange Commission and available on the SEC's website (http://www.sec.gov). All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these risk factors. Other than as required under the securities laws, the Company does not assume a duty to update these forward-looking statements.

Contact:

Kandi Technologies Group, Inc.

China:
Email: IR@kandigroup.com
Phone: 86-579-82239856

U.S.A.:
Email: IR@kandigroup.com
Phone: 1-212-551-3610